Exhibit 99.1

Summary Description of Senomyx, Inc. 2008 Executive Bonus Plan

As of July 16, 2008

Eligibility: All employees of Senomyx with a title of Vice President or above are eligible to participate in the plan. Participants must be employed with Senomyx on the day that bonuses are paid in order to be eligible for a bonus.

Bonus Opportunity:  The range of bonus opportunity as a percentage of 2008 base salary for each participant is as follows:

Title	Threshold	Target	Maximum
President and CEO	30%	60%	90%
Executive and Senior Vice Presidents	20%	40%	60%
Vice Presidents	15%	30%	45%

Corporate and Individual Performance:  Our corporate goals for the year are established by our Board of Directors and are weighted based on importance between both financial- and research-based objectives. Individual goals are focused on each participant’s respective area of responsibility and designed to support overall corporate goal achievement. Our corporate goals are collectively designed to be stretch goals intended to be challenging but attainable. 100% goal achievement would represent a high level of success in each of our discovery and development programs coupled with achievement of each of our numerous financial goals.  Our corporate goals for 2008 are a combination of commercial goals, which represent 15% of our corporate goals, financial goals, which represent 35% of our corporate goals, and research goals, which represent the remaining 50% of our corporate goals.

The total bonus pool for the plan will be based on achievement of 2008 corporate and individual goals. The relative weight between corporate and individual performance components for 2008 will be as follows:

Title	Corporate Goals	Individual Goals
President and CEO	100%	0%
Executive and Senior Vice Presidents	80%	20%
Vice Presidents	80%	20%

Award Determination:  The bonus payment will be made in cash and will be based upon achievement of corporate and individual goals. The payment will be calculated by using the weighted average of goals achieved for both corporate and individual achievement. A minimum weighted average of greater than 50% is required prior to payout. If the weighted average goal achievement is less than 50%, no payouts will be made. Target bonuses are paid if a weighted average achievement of 75% is obtained. Maximum bonuses are paid if a weighted average achievement of 100% is obtained. The specific bonus payout is based on a linear continuum from threshold to maximum. Mathematically, every 1% attainment above the threshold is worth 2% in incremental bonus opportunity as a percent of target.  The Compensation Committee of our Board of Directors must approve all payments, which will be paid not later than March 15, 2009.

Disclaimer:  Senomyx reserves the right to modify the 2008 Executive Bonus Plan at any time or to declare special incentive bonus payouts in addition to payouts described in the 2008 Executive Bonus Plan.